Exhibit 99.1
CDK GLOBAL, INC. ANNOUNCES COMPLETION OF INTERNATIONAL BUSINESS SALE

HOFFMAN ESTATES, Ill., – March 1, 2021 – CDK Global, Inc. (Nasdaq: CDK) (“CDK” or "CDK Global"), a leading provider of dealer management systems and integrated information technology solutions to the automotive retailing and adjacent industries, announced today it has completed the previously announced sale of the CDK International business (“International Business”) to Francisco Partners.
“We are very pleased that the transaction closed on schedule and appreciate all the efforts made by both companies to successfully complete the sale. I would like to thank all the International Business team members and wish them success in the future,” said Brian Krzanich, president and chief executive officer, CDK Global. “I look forward to continuing our growth strategy and focus on our North America business.”
CDK announced the agreement to sell the International Business on November 30, 2020. The sale was completed after meeting customary closing conditions and regulatory approvals. Further details regarding the transaction can be found on the Current Reports on Form 8-K filed with the Securities and Exchange Commission on November 30, 2020 and March 1, 2021.
About CDK Global
CDK Global (Nasdaq: CDK) is a leading provider of integrated data and technology solutions to the automotive, heavy truck, recreation and heavy equipment industries. Focused on enabling end-to-end, omnichannel retail commerce through open, agnostic technology, CDK Global provides solutions to dealers and original equipment manufacturers, serving nearly 15,000 retail locations in North America. CDK solutions connect people with technology by automating and integrating all parts of the dealership and buying process, including the acquisition, sale, financing, insuring, parts supply, repair and maintenance of vehicles. Visit cdkglobal.com

Investor Relations Contact: Julie Schlueter 847.485.4643 julie.schlueter@cdk.com	Media Contact: Roxanne Pipitone 847.485.4423 roxanne.pipitone@cdk.com